EXHIBIT 12


                            THE BANK OF NEW YORK COMPANY, INC.
                         Ratios of Earnings to Fixed Charges and
                      Ratios of Earnings to Combined Fixed Charges,
                     and Distributions on Preferred Trust Securities
                                  (Dollars in millions)

                                          Three Months Ended   Six Months Ended
                                                June 30,            June 30,

                                              2001    2000        2001    2000
                                              ----    ----        ----    ----
EARNINGS
--------
Income Before Income Taxes                  $  627  $  590      $1,257  $1,152
Fixed Charges, Excluding Interest
  on Deposits                                  104     132         230     256
                                            ------  ------      ------  ------

Income Before Income Taxes and Fixed
  Charges Excluding Interest on Deposits       731     722       1,487   1,408
Interest on Deposits                           373     521         835     992
                                            ------  ------      ------  ------

Income Before Income Taxes and Fixed
  Charges, Including Interest on Deposits   $1,104  $1,243      $2,322  $2,400
                                            ======  ======      ======  ======

FIXED CHARGES
-------------
Interest Expense, Excluding Interest
  on Deposits                               $   96  $  123      $  212  $  237
One-Third Net Rental Expense*                    8       9          18      19
                                            ------  ------      ------  ------
Total Fixed Charges, Excluding Interest
  on Deposits                                  104     132         230     256
Interest on Deposits                           373     521         835     992
                                            ------  ------      ------  ------
Total Fixed Charges, Including Interest
  on Deposits                               $  477  $  653      $1,065  $1,248
                                            ======  ======      ======  ======
DISTRIBUTION ON PREFERRED TRUST
SECURITIES, PRE-TAX BASIS                   $   26  $   28      $   54  $   57
-------------------------------             ======  ======      ======  ======

EARNINGS TO FIXED CHARGES RATIOS
--------------------------------

Excluding Interest on Deposits                7.03x   5.47x       6.47x   5.50x
Including Interest on Deposits                2.31    1.90        2.18    1.92

EARNINGS TO COMBINED FIXED CHARGES,
DISTRIBUTION ON PREFERRED TRUST SECURITIES,
& PREFERRED STOCK DIVIDENDS RATIOS
-------------------------------------------

Excluding Interest on Deposits                5.62    4.51        5.24    4.50
Including Interest on Deposits                2.19    1.83        2.08    1.84

*The proportion deemed representative of the interest factor.